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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                              (AMENDMENT NO. 20)/A*

                    Under the Securities Exchange Act of 1934

                        FRIEDMAN INDUSTRIES, INCORPORATED
                       -----------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $1.00 PAR VALUE
                         -------------------------------
                         (Title of Class of Securities)


                                  358435 10 5
                                 --------------
                                 (CUSIP Number)


                               DECEMBER 31, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
         Schedule is filed:
                  [ ] Rule 13d-1(b)
                  [ ] Rule 13d-1(c)
                  [X] Rule 13d-1(d)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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-------------------------------                --------------------------------
CUSIP NO. 358435 10 5                 13G              Page 2 of 4 Pages
-------------------------------                --------------------------------


--------------------------------------------------------------------------------------------------------------------
          1          NAME OF REPORTING PERSONS
                     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


                     JACK FRIEDMAN

--------------------------------------------------------------------------------------------------------------------
          2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                      (a)


                                                                                                            (b)


--------------------------------------------------------------------------------------------------------------------
          3          SEC USE ONLY




--------------------------------------------------------------------------------------------------------------------
          4          CITIZENSHIP OR PLACE OF ORGANIZATION


                     USA

--------------------------------------------------------------------------------------------------------------------
                              5 SOLE VOTING POWER

                                1,024,998 SHARES(1)

                            ----------------------------------------------------------------------------------------
                              6 SHARED VOTING POWER
        NUMBER OF
          SHARES                NOT APPLICABLE
       BENEFICIALLY
          OWNED             ----------------------------------------------------------------------------------------
         BY EACH              7 SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                1,024,998 SHARES(1)
           WITH
                            ----------------------------------------------------------------------------------------
                             8 SHARED DISPOSITIVE POWER

                               NOT APPLICABLE

--------------------------------------------------------------------------------------------------------------------
          9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                     1,024,998 SHARES(1)

--------------------------------------------------------------------------------------------------------------------
         10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


                     NOT APPLICABLE

--------------------------------------------------------------------------------------------------------------------
         11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                     14.3%(1)

--------------------------------------------------------------------------------------------------------------------
         12          TYPE OF REPORTING PERSON*


                     IN

--------------------------------------------------------------------------------------------------------------------

(1) Amended to reflect a transaction by the reporting person which was inadvertently excluded when calculating the information previously disclosed in the filing made on February 9, 2000.
*        See Instructions


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JACK FRIEDMAN                                                 PAGE 3 OF 4 PAGES







Item 1.           (a)      Name of Issuer:  Friedman Industries, Incorporated

                  (b)      Address of Issuer's Principal Executive Offices:
                           4001 Homestead Road
                           Houston, Texas 77028

Item 2.           (a)      Name of Person Filing: Jack Friedman

                  (b)      Address of Principal Business Office or, if none, Residence:
                           1121 Judson Road
                           Longview, Texas 75601

                  (c)      Citizenship:  USA

                  (d)      Title of Class of Securities:  Common Stock, $1.00 par value

                  (e)      CUSIP No.:  358435 10 5

Item 3.           Not Applicable

Item 4.           (a)      Amount Beneficially Owned:  1,024,998 shares

                  (b)      Percent of Class:   14.3%

                  (c)      Number of Shares as to Which Such Person Has:

                           (i)      Sole Power to Vote or to Direct the Vote:  1,024,998 shares

                           (ii)     Shared Power to Vote or to Direct the Vote: Not Applicable

                           (iii)    Sole Power to Dispose or to Direct the Disposition of: 1,024,998 shares

                           (iv)     Shared Power to Dispose of or to Direct the Disposition of: Not Applicable

Item 5.           Not Applicable

Item 6.           Not Applicable

Item 7.           Not Applicable

Item 8.           Not Applicable

Item 9.           Not Applicable

Item 10.          Not Applicable




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JACK FRIEDMAN                                                 PAGE 4 OF 4 PAGES


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                              March 14, 2000
                                -----------------------------------------
                                                  Date

                                            /S/ JACK FRIEDMAN
                                -----------------------------------------
                                              Jack Friedman